SETTLEMENT AGREEMENT

THIS AGREEMENT is made effective October 18, 2006.

AMONG:

NORD RESOURCES CORPORATION, a Delaware corporation, with an office at 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705

(“Nord”)

AND:

TMD ACQUISITION CORPORATION, a Tennessee corporation, with an address c/o 668 N. Coast Hwy, #171 Laguna Beach, CA 92561

(“TMD Acquisition”)

WHEREAS:

A.	In May 2004, Nord commenced pursuing an opportunity (the “Opportunity”) to acquire assets comprising ASARCO Inc.’s (“ASARCO”) Tennessee Mines Division zinc business (the “Zinc Assets”);

B.

As a result of Nord’s development efforts, ASARCO subsequently selected Nord as the primary candidate with whom ASARCO would negotiate the sale and purchase of the Zinc Assets, and presented Nord with a draft Asset Purchase Agreement in respect of the Zinc Assets;

C.

In October, 2004, Nord entered into a secured bridge loan agreement with Regiment Capital III, L.P. (“Regiment Capital”), the terms of which prevented Nord from making an investment in, or undertaking any business with respect to, the Zinc Assets without the prior written consent of Regiment Capital. Regiment Capital informed Nord that it would not consent to the direct acquisition of the Zinc Assets by Nord;

D.

Pursuant to an Agreement of Assignment and Assumption dated October 14, 2004, Ronald Hirsch (“Hirsch”) and Stephen Seymour (“Seymour”) agreed to assist Nord in preserving the Opportunity and, in conjunction therewith Hirsch and Seymour entered into an Agreement of Option and Right of First Refusal dated October 14, 2004 with Nord;

E.

Hirsch and Seymour subsequently assigned their interest and right to acquire the zinc business to TMD Acquisition, a corporation formed by Hirsch and Seymour to facilitate an asset purchase agreement dated March 21, 2005 (the “Acquisition Agreement”) with ASARCO;

F.	On August 2, 2005, ASARCO purported to terminate the Acquisition Agreement and subsequently filed for relief under Chapter 11 of the United States Bankruptcy Code;

G.	TMD Acquisition has disputed ASARCO’s position that the Acquisition Agreement has been terminated, but was advised in May 2006 that the Zinc Assets have been sold at auction;

H.	Nord believes that the Zinc Assets were a property of potential merit, and is desirous of preserving Nord’s right of action (the “ASARCO Claim”) against ASARCO and ASARCO’s trustee in bankruptcy;

I.

As there are no longer any restrictions imposed by Nord’s current lender in respect of the Zinc Assets, Nord and TMD Acquisition have agreed that Nord will take an assignment of the Acquisition Agreement, will reimburse certain of the expenses incurred by TMD Acquisition and will assume certain accounts payable owing by TMD Acquisition in the preservation of the Opportunity; and

J.	In order to assist TMD Acquisition in the payment of its legal costs to preserve the Opportunity, Nord lent the aggregate sum of $50,000 to TMD Acquisition.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the sum of $10 and other good and valuable consideration now paid by each of the parties to the others (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties covenant and agree that;

Zinc Assets

1. TMD Acquisition will, pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Schedule A, assign to Nord, an affiliate (as defined under the Acquisition Agreement) of TMD Acquisition, all of its right, title and interest under the Acquisition Agreement.

2. Nord will reimburse TMD Acquisition for certain expenses (the “TMD Expenses”) in the aggregate amount of $365,000 (as set out in Section 3) and hereby absolutely and unconditionally assumes and accepts responsibility for the payment of certain of TMD Acquisition’s accounts payable in the aggregate amount of $101,442 (more particularly described in Schedule B), all of which Nord acknowledges have been properly incurred by TMD Acquisition to preserve the Opportunity for Nord.

3.	Nord will reimburse the TMD Expenses, upon the earlier of

	(a)	December 22, 2006, and

	(b)	the closing date of

(i) a registered equity offering and/or a debt project financing (collectively or separately, a “Funding”) in which Nord raises not less than the aggregate amount of $25,000,000, or

(ii)	a significant corporate transaction (a “Significant Transaction”) in which

(A)

any person, together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, of securities of Nord representing 51% or more of the common shares Nord, or

(B)

there is a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Nord or of assets of Nord valued at $12,000,000 or greater, provided that:

(c) if the maturity date of Nord’s $4,900,000 loan facility with Nedbank Limited (“Nedbank”) is extended, Nord and TMD Acquisition agree to negotiate an extension to Section 3(a) above in good faith; and

(d) if prior to the reimbursement in full by Nord of the TMD Expenses, Nord receives any cash payment in full or partial settlement of the ASARCO Claim, Nord will, within five business days following receipt, remit such portion of the cash payment to TMD Acquisition as will be required to fully pay the outstanding balance of the TMD Expenses. For greater certainty, this paragraph 3(d) will apply to successive payments received by Nord in respect of the ASARCO Claim until the TMD Expenses have been reimbursed in full.

4. TMD Acquisition acknowledges that the aggregate amount of $50,000 lent by Nord (evidenced by demand promissory notes dated February 27, 2006 and May 8, 2006, respectively, each in the principal amount of $25,000) is currently outstanding and is payable to Nord on demand. Nord and TMD Acquisition agree that the sum of $50,000 will be set-off against the expenses to be reimbursed to TMD Acquisition pursuant to Section 2 above.

Notice

5. Any notice, waiver or other document (each a “Notice”) required or permitted to be given pursuant to this Agreement will be deemed to be well and sufficiently given if in writing and delivered by hand or transmitted by facsimile as follows:

(a)	if to Nord, at:

1 West Wetmore Road, Suite 203
Tucson, Arizona, 85705
Fax: (520) 292-0268
Attn: John Perry

(b)	if to TMD Acquisition, at:

668 N. Coast Hwy. #171
Laguna Beach, CA 92561

Fax: (949) 715-6746
Attention: Ronald Hirsch

or at such other address or facsimile number as the party to whom the Notice is to be given shall have last notified the party giving the same in the manner provided in this paragraph. A Notice given or sent as aforesaid will be deemed conclusively to have been effectively given and received on the day it is hand delivered or transmitted by facsimile if it is delivered or transmitted before 4:00 p.m. on a day that is not a Saturday, Sunday or statutory holiday in the State of Arizona (a “Business Day”) or on the next day that is a Business Day in any other case.

Governing Law

6. This Agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the State of Arizona. The parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the State of Arizona and all courts having appellate jurisdiction thereover.

Further Assurances

7. Each party will execute and deliver such further agreements and other documents and do such further acts and things as another party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Time of the Essence

8. Time is of the essence in the performance of each obligation under this Agreement.

Severability

9. If any provision of this Agreement is at any time unenforceable or invalid for any reason, it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Amendments

10. This Agreement may not be amended except in writing signed by all parties.

Assignment

11. This Agreement and the individual rights and obligations hereunder may not be transferred or assigned in whole or in part by any party without the consent of the other party, which consent will not be unreasonably withheld or delayed, and any purported transfer or assignment without such consent will be null and void.

Enurement

12. This Agreement and the provisions hereof will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

Entire Agreement

13. This Agreement constitutes the entire agreement between the parties, and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the parties, with respect to the subject matter of this Agreement. Nothing in this Section 13 will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

Counterparts

14. This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that each party is not a signatory to the same counterpart.

IN WITNESS WHEREOF this Agreement has been executed by the parties effective as of the day and year first above written.

NORD RESOURCES CORPORATION		TMD ACQUISITION CORPORATION

Per:	/s/ John T. Perry	Per:	/s/ Stephen D. Seymour
	John Perry, Senior Vice President		Stephen Seymour, Director

SCHEDULE A
ASSIGNMENT AGREEMENT

THIS AGREEMENT is made effective October 18, 2006

BETWEEN:

NORD RESOURCES CORPORATION, a Delaware corporation, with an office at 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705

(“Nord”)

AND:

TMD ACQUISITION CORPORATION, a Tennessee corporation, with an address c/o 668 N. Coast Hwy, #171 Laguna Beach, CA 92561

(“TMD Acquisition”)

WHEREAS:

A.	In May 2004, Nord commenced pursuing an opportunity (the “Opportunity”) to acquire assets comprising ASARCO Inc.’s (“ASARCO”) Tennessee Mines Division zinc business (the “Zinc Assets”);

B.

As a result of Nord’s development efforts, ASARCO subsequently selected Nord as the primary candidate with whom ASARCO would negotiate the sale and purchase of the Zinc Assets, and presented Nord with a draft Asset Purchase Agreement in respect of the Zinc Assets;

C.

In October, 2004, Nord entered into a secured bridge loan agreement with Regiment Capital III, L.P. (“Regiment Capital”), the terms of which prevented Nord from making an investment in, or undertaking any business with respect to, the Zinc Assets without the prior written consent of Regiment Capital. Regiment Capital informed Nord that it would not consent to the direct acquisition of the Zinc Assets by Nord;

D.

Pursuant to an Agreement of Assignment and Assumption dated October 14, 2004, Hirsch and Seymour agreed to assist Nord in preserving the Opportunity and, in conjunction therewith Hirsch and Seymour entered into an Agreement of Option and Right of First Refusal dated October 14, 2004 with Nord;

E.

Hirsch and Seymour subsequently assigned their interest and right to acquire the zinc business to TMD Acquisition, a corporation formed by Hirsch and Seymour to facilitate an asset purchase agreement dated March 21, 2005 (the “Acquisition Agreement”) with ASARCO;

F.	On August 2, 2005, ASARCO purported to terminate the Acquisition Agreement and subsequently filed for relief under Chapter 11 of the United States Bankruptcy Code;

G.	TMD Acquisition has disputed ASARCO’s position that the Acquisition Agreement has been terminated, but was advised in May 2006 that the Zinc Assets have been sold at auction;

H.	Nord believes that the Zinc Assets were a property of potential merit, and is desirous of preserving Nord’s right of action against ASARCO and ASARCO’s trustee in bankruptcy;

I.

As there are no longer any restrictions imposed by Nord’s current lender in respect of the Zinc Assets, Nord and TMD Acquisition have agreed that Nord will take an assignment of the Acquisition Agreement and all other agreements, rights and obligations related thereto (the “TMD Agreement”); and

J.	TMD Acquisition wishes to assign all of its rights and obligations under the TMD Agreement to Nord and Nord wishes to assume all of TMD Acquisition’s rights and obligations under the TMD Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Effective October 18, 2006 (the “Effective Date”) all of TMD Acquisition’s rights and obligations under the TMD Agreement including without limitation, any and all claims and causes of action which TMD has or may have against ASARCO, ASARCO’s bankruptcy estate, ASARCO’s parents, subsidiaries or affiliates and ASARCO’s directors and officers.

2. Nord covenants and agrees that from and after the Effective Date it will perform all of the duties and obligations on the part of TMD Acquisition to be performed under the TMD Agreement.

3. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successor and assigns.

4. The parties will execute all such further and other documents or assurances as may be required in order to carry out the terms of this Agreement.

5. This Agreement shall be governed by and in accordance with the laws of the State of Arizona.

6. This Agreement may be executed in counterparts, which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of its effective date.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NORD RESOURCES CORPORATION	TMD ACQUISITION CORPORATION

Per: ______________________________________________________________	Per: ______________________________________________________________
Authorized Signatory	Authorized Signatory

SCHEDULE B
ACCOUNTS PAYABLE

August Law Group	$15,979

Erland Anderson	$1,302

Lang Michener LLP	$2,374

Roscoe Postle	$78,727

Visani Law	$3,060

Total Accounts Payable
to be Assumed	$101,442